Pricing Supplement Dated November 13, 2008	Rule 424(b)(3)
(To Prospectus Supplement Dated November 13, 2008	File No. 333-135813
and Prospectus Dated July 17, 2006)	Pricing Supplement No. 2008-4
GENERAL ELECTRIC CAPITAL CORPORATION
GE Interest Plus®
Variable Denomination Floating Rate Notes

	Under		$15,000 to		$50,000 and
	$15,000		$49,999		Over
Interest Rate:	Rate	Yield	Rate	Yield	Rate	Yield

	3.05%	3.09%	3.25%	3.30%	3.45%	3.51%

Initial Investment Incentive:	$25 for an initial investment of at least $500 or an initial investment of at least $250 along with enrollment in the automatic investment plan. An additional $25 if automatic deduction from a GE employee payroll or GE pension check is authorized within the first 30 days after an investment account is opened.

Effective Dates:	November 13, 2008 until such time as a different rate is determined by the GE Interest Plus Committee. Information on current interest rates is available at GEInterestPlus.com or by calling 800-433-4480, 24 hours a day, seven days a week.
The rates for GE Interest Plus Notes are separate and distinct from the rate established for GE Interest Plus for Businesses, which is offered to business investors.